Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Record Results for Willis Lease Finance Corporation in 2023

COCONUT CREEK, FL — March 13, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”) today reported record annual total revenues of $418.6 million and pre-tax income of $67.1 million. For the year ended December 31, 2023, aggregate, core lease rent and maintenance reserve revenues were at an all-time record of $346.8 million, up 41.0% as compared to $246.0 million in 2022. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with a strong, resurging aviation marketplace.

WLFC Chief Executive Officer, Austin C. Willis, noted that “the results of WLFC’s strategic expansion into enhanced aviation services, aimed at delivering greater value to customers, are evident in our earnings. The vertical integration spanning leasing, materials supply, asset management, consultancy services, as well as engine and airframe maintenance, repair, and overhaul (“MRO”) services has established a virtuous cycle of growth and efficiency. With a state-of-the-art fleet, strategically aligned service offerings, adaptable lease structures, and optimal utilization of leased units, WLFC stands poised to seize opportunities in the market's resurgence to pre-pandemic levels and beyond.”

“By sourcing parts from our materials business, WLFC is able to minimize turn times in our MRO facilities and reduce the maintenance costs of our assets. Our asset management and consulting services significantly enhance our capability to accurately predict the timing and cost of shop visits across our entire fleet. This services area also ensures the maintenance of high-integrity technical records, thereby preserving the value of our assets. Our engine repair shops, strategically located in both the US and the UK, specialize in conducting shop visits and repairs, effectively mitigating prolonged wait times. This optimization ensures WLFC’s assets experience minimal downtime, keeping them on-lease and generating substantial revenues. As we grow our aircraft leasing portfolio, our aircraft base maintenance facility in the UK has the ability to quickly provide necessary maintenance to bridge aircraft from one lessee to the next, as well as perform related airworthiness inspections and disassemblies/teardowns as aircraft come off lease.”

WLFC President, Brian R. Hole, stated that “our achievements in 2023 are a direct reflection of our ability to leverage our balance sheet, wide ranging engine portfolio and our service businesses to offer our customers unique leasing solutions such as our ConstantThrust® program. More and more airlines are realizing today, in the face of unprecedented engine and supply chain issues, the value of planning ahead by utilizing programs we are uniquely positioned to deliver because of our entire platform. We take responsibility for reducing spend and maximizing efficient usage of assets for airlines that sign up for our programs so they can concentrate on their core business: transporting passengers.”

WLFC Executive Chairman, Charles F. Willis remarked that “WLFC’s financial performance underscores our position as the leader in the aircraft engine leasing and after-market services business, as well as our commitment to deliver value to our shareholders while capitalizing on opportunities in the evolving aviation landscape.” He emphasized that the company set an all-time record for revenue as well as lease and maintenance reserve receipts in 2023 and the second highest record for overall earnings before taxes in the company’s 40+ year history, adding that “our year-end results are a testament to the resilience of our business model and the dedication of the Willis team.”

“As we enter a new post-pandemic era, like others, WLFC is seeing a combination of adversities in the industry such as original engine manufacturer (“OEM”) challenges, supply chain disruptions, MRO bottlenecks, and skilled labor shortages – creating a significant demand for spare engine leasing. This anticipated surge underscores the importance of our commitment to providing adaptable and streamlined solutions to our airline, OEM and MRO partners, enabling operational continuity and prudent cost management amidst prevailing industry challenges.”

WLFC plans to hold an informational call in the near future in order to provide further information to investors and other interested parties.

2023 Highlights (at or for the year ended December 31, 2023, as compared to at or for the year ended December 31, 2022):

•Lease rent revenue increased by $50.6 million, or 31.1%, to $213.1 million in 2023, compared to $162.6 million in 2022, primarily reflecting an increase in the number of engines acquired and placed on lease, including growth in utilization compared to that of the prior period.
•Maintenance reserve revenue was $133.7 million in 2023, an increase of 60.2%, compared to $83.4 million in 2022. Engines out on lease with “non-reimbursable” usage fees generated $118.3 million of short-term maintenance revenues in 2023, compared to $47.4 million in the prior year. There was $15.4 million of long-term maintenance revenue recognized in 2023, compared to $36.0 million in the prior year. As of December 31, 2023 and 2022, there were $28.4 million and $6.3 million, respectively, of deferred in-substance fixed payment use fees included in Unearned Revenue associated with engines on short-term leases.
•2023 annual lease rent and maintenance reserve revenues represent all-time highs in the Company’s 40+ year history.
•Spare parts and equipment sales decreased to $20.4 million in 2023, compared to $27.0 million in 2022. The decrease in spare parts sales reflects variations in the timing of sales.
•Gain on sale of leased equipment was $10.6 million in 2023, reflecting the sale of 28 engines, one airframe, and other parts and equipment. Gain on sale of leased equipment was $3.1 million in 2022, reflecting the sale of 25 engines.
•The Company generated $67.1 million of pre-tax income in 2023, compared to $9.8 million in 2022.
•The book value of lease assets directly owned or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases, was $2,495.4 million as of December 31, 2023.
•The Company successfully accessed the capital markets on multiple occasions in 2023, raising $410 million in Asset-Backed Security (“ABS”) financings, refinancing our credit facility, and accessing the Japanese Operating Lease with Call Option (“JOLCO”) market on numerous occasions.
•Diluted weighted average income per common share was $6.23 for 2023, compared to $0.33 in 2022.
•Book value per diluted weighted average common share outstanding increased to $67.73 at December 31, 2023, compared to $64.27 at December 31, 2022.

Balance Sheet

As of December 31, 2023, the Company’s lease portfolio was $2,223.4 million, consisting of $2,112.8 million of equipment held in our operating lease portfolio, $92.6 million of notes receivable, $9.2 million of maintenance rights, and $8.8 million of investments in sales-type leases, which represented 337 engines, 12 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2022, the Company’s lease portfolio was $2,217.5 million, consisting of $2,111.9 million of equipment held in our operating lease portfolio, $81.4 million of notes receivable, $17.7 million of maintenance rights, and $6.4 million of investments in sales-type leases, which represented 339 engines, 13 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Lease rent revenue	$51,929	$48,227	7.7%	$213,138	$162,571	31.1%
Maintenance reserve revenue	37,059	23,907	55.0%	133,668	83,424	60.2%
Spare parts and equipment sales	7,398	6,621	11.7%	20,359	27,009	(24.6)%
Interest income	2,311	1,789	29.2%	8,721	7,579	15.1%
Gain (loss) on sale of leased equipment	5,480	(583)	nm	10,581	3,133	237.7%
Gain on sale of financial assets	—	—	—%	—	3,116	(100.0)%
Other revenue	10,102	8,183	23.5%	32,088	25,095	27.9%
Total revenue	114,279	88,144	29.7%	418,555	311,927	34.2%

EXPENSES
Depreciation and amortization expense	22,794	22,780	0.1%	90,925	88,260	3.0%
Cost of spare parts and equipment sales	5,626	4,753	18.4%	15,207	20,833	(27.0)%
Write-down of equipment	2,008	—	nm	4,398	21,849	(79.9)%
General and administrative	39,197	25,710	52.5%	144,788	92,530	56.5%
Technical expense	5,601	3,193	75.4%	20,220	14,415	40.3%
Net finance costs:
Interest expense	22,269	17,534	27.0%	78,795	66,743	18.1%
Gain on debt extinguishment	—	(2,558)	nm	—	(2,558)	nm
Total net finance costs	22,269	14,976	48.7%	78,795	64,185	22.8%
Total expenses	97,495	71,412	36.5%	354,333	302,072	17.3%

Income from operations	16,784	16,732	0.3%	64,222	9,855	551.7%
Income (loss) from joint ventures	4,197	1,469	185.7%	2,908	(62)	nm
Income before income taxes	20,981	18,201	15.3%	67,130	9,793	585.5%
Income tax expense	10,028	3,858	159.9%	23,349	4,354	436.3%
Net income	10,953	14,343	(23.6)%	43,781	5,439	704.9%
Preferred stock dividends	903	819	10.3%	3,334	3,250	2.6%
Accretion of preferred stock issuance costs	12	21	(42.9)%	75	84	(10.7)%
Net income attributable to common shareholders	$10,038	$13,503	(25.7)%	$40,372	$2,105	1,817.9%

Basic weighted average income per common share	$1.57	$2.21		$6.40	$0.35
Diluted weighted average income per common share	$1.53	$2.12		$6.23	$0.33

Basic weighted average common shares outstanding	6,375	6,110		6,305	6,071
Diluted weighted average common shares outstanding	6,559	6,379		6,481	6,297

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$7,071	$12,146
Restricted cash	160,958	76,870
Equipment held for operating lease, less accumulated depreciation	2,112,837	2,111,935
Maintenance rights	9,180	17,708
Equipment held for sale	805	3,275
Receivables, net	58,485	46,954
Spare parts inventory	40,954	38,577
Investments	58,044	56,189
Property, equipment & furnishings, less accumulated depreciation	37,160	35,350
Intangible assets, net	1,040	1,129
Notes receivable, net	92,621	81,439
Investments in sales-type leases, net	8,759	6,440
Other assets	64,430	87,205
Total assets	$2,652,344	$2,575,217

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$52,937	$43,040
Deferred income taxes	147,779	132,516
Debt obligations	1,802,881	1,847,278
Maintenance reserves	92,497	59,453
Security deposits	23,790	20,490
Unearned revenue	43,533	17,863
Total liabilities	2,163,417	2,120,640

Redeemable preferred stock ($0.01 par value)	49,964	49,889

Shareholders’ equity:
Common stock ($0.01 par value)	68	66
Paid-in capital in excess of par	29,667	20,386
Retained earnings	397,781	357,493
Accumulated other comprehensive income, net of tax	11,447	26,743
Total shareholders’ equity	438,963	404,688
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,652,344	$2,575,217